News

FOR:	SIX FLAGS, INC.
CONTACT:	Jim Dannhauser, Chief Financial Officer
122 East 42nd Street
New York, NY 10168
(212) 599-4693

KCSA	Joseph A. Mansi/Erika Levy
CONTACTS:	(212) 896-1205 / (212) 896-1208
jmansi@kcsa.com / elevy@kcsa.com

FOR IMMEDIATE RELEASE

SIX FLAGS ANNOUNCES CONVERTIBLE DEBT OFFERING

NEW YORK, November 15, 2004 – Six Flags, Inc. (NYSE: PKS) announced today that it intends to commence a public offering of approximately $225,000,000 aggregate principal amount of convertible senior notes due 2015. Six Flags intends to grant the underwriter an option to purchase up to an additional 15% aggregate principal amount of the notes solely to cover over-allotments, if any. The final principal amount and pricing will be determined by market conditions. Six Flags intends to use the net proceeds from this offering to repurchase or redeem a portion of its outstanding 9 1/2 % Senior Notes due 2009 and 8 7/8% Senior Notes due 2010.

     Lehman Brothers Inc. is the sole manager of this offering.

     The convertible senior notes will be sold pursuant to the Company’s shelf registration statement. This news release shall not constitute an offer to sell or a solicitation of an offer to buy the convertible senior notes. The offering will only be made by means of a prospectus. When available, a copy of the prospectus supplement and related base prospectus concerning the offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, N.Y. 11717, Phone: (631)-254-7106.

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11501 Northeast Expressway • Oklahoma City, Oklahoma 73131• Tel: 405-475-2500 • Fax: 405-475-2555

      122 East 42nd Street • 49th Floor • New York, New York 10168 • Tel: 212-599-4690 • Fax: 212-949-6203

SIX FLAGS ANNOUNCES CONVERTIBLE DEBT OFFERING
November 15, 2004

     The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

This release and prior releases are available on the Company’s website at www.sixflags.com.

You may register to receive Six Flags, Inc. future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at www.kcsa.com.